EXHIBIT 99.1
For Immediate Release

Contact:               Willing L. Biddle, CEO or
John T. Hayes, CFO
Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc. Reports Second Quarter Operating Results For Fiscal 2021

Greenwich, Connecticut, June 7, 2021 -- Urstadt Biddle Properties Inc. (NYSE: UBA and UBP), a real estate investment trust, today reported financial and operating results for the three and six months ended April 30, 2021, and provided information regarding financial and operational activities in light of the ongoing COVID-19 pandemic.

The following are statistics about our portfolio that are useful in assessing the impact of Covid-19 on our business:

COVID-19 UPDATE (as of May 22, 2021)

•
Of our 80 properties, 67 are shopping centers, 3 are free-standing, net-leased retail bank branches and 3 are restaurant properties.  The remaining properties are 6 small suburban office buildings in Greenwich, CT and Bronxville, NY and a childcare center in Chester, NJ.

•
All 73 of our shopping centers, free-standing, net-leased retail bank branches and restaurant properties are open and operating, with 99.6% of our total tenants open and operating based on Annualized Base Rent (“ABR”).

•
All of our shopping centers include necessity-based tenants, with approximately 71.1% of our tenants, based on ABR, either designated “essential businesses” during the early stay-at-home period of the pandemic in the tri-state area or otherwise permitted to operate through curbside pick-up and other modified operating procedures in accordance with state guidelines.  These businesses are 99.6% open.

•
Of the 863 tenants in our consolidated portfolio, we have received rent relief requests from 401 tenants, with most requests received during the early days of the pandemic when stay-at-home orders were in place and many businesses were required to close. Subsequently, 118 of such 401 tenants withdrew their requests for rent relief or paid rent in full.  We continue to receive a small number of new requests, and, in some cases, follow-on requests from tenants to which we had previously provided temporary rent relief, but these requests are tapering off and no new requests from tenants who had not previously requested rent relief were received during the quarter ended April 30, 2021.  We have evaluated each request on a case-by-case basis to determine the best course of action, recognizing that in many cases some type of concession may be appropriate and beneficial to our long-term interests.  Each negotiation has been specific to the individual tenant.  Some concessions have been granted in the form of deferred rent and some have been in the form of rent abatements, in each case for some portion of rents due during calendar 2020 and/or 2021-2023.  From the beginning of the pandemic through April 30, 2021, we have completed 274 lease modifications, consisting of base rent deferrals totaling $3.8 million, or 3.9% of our ABR, and rent abatements totaling $3.7 million, or 3.8% of our ABR. Included in these amounts were 8 rent deferrals and abatements completed in the three months ended April 30, 2021, which deferred $26,000 of base rents, or 0.03% of our ABR, and abated $287,000 of base rents, or 0.3% of our ABR.  Included in the $287,000 aforementioned amount is $84,000 of base rents for periods subsequent to April 30, 2021.

RENTAL COLLECTIONS UPDATE (as of June 1, 2021)

•
91.2% of the total base rent, common area maintenance charges (“CAM”) and real estate taxes payable for the period of April 2020 through April 2021 has been paid. This percentage is based on collections of pre-pandemic contractual lease amounts billed, exclusive of the application of any security deposits.

•
92.4% of the total base rent, CAM and real estate taxes payable for the second quarter of 2021 has been paid. This percentage is based on collections of pre-pandemic contractual lease amounts billed, exclusive of the application of any security deposits.

•
85.7% of the total base rent, CAM and real estate taxes payable for May 2021 has been paid to date. This percentage is based on collections of pre-pandemic contractual lease amounts billed, exclusive of the application of any security deposits.

•
We increased our provision for uncollectable tenant accounts receivable by $725,000 and $1.4 million for the three and six month periods ended April 30, 2021, respectively ($0.02 per Class A Common share in the three month period and $0.04 per Class A share in the six month period), primarily as a result of uncertainty regarding the ongoing COVID-19 pandemic.  This figure represents a financial reporting charge to earnings and Funds From Operations (“FFO”) (1), but the company intends to collect all unpaid rents from its tenants to the extent feasible.

•
In accordance with generally accepted accounting principles (“GAAP”), if the company determines that the collection of a tenant’s future lease payments is not probable, the company must change the revenue recognition for that tenant to cash-basis from accrual basis.  In light of the financial pressure that COVID-19 has been placing on many of our tenants, we have re-evaluated all of the tenants in our consolidated portfolio, and, as a result of this assessment, we have switched 89 tenants (9 tenants converted for the three months ended April 30, 2021 and 25 tenants converted for the six months ended April 30, 2021), or 10.3% of the approximately 863 tenants in our consolidated portfolio, to cash-basis accounting. This assessment required the company to write-off an additional $893,000 and $1.9 million in billed but uncollected rents related to these 89 tenants, for the three and six month periods ended April 30, 2021, respectively, and an additional $814,000 and $1.3 million in straight-line rent receivables in the three and six month periods ended April 30, 2021, respectively, related to the 9 tenants converted to cash-basis accounting for the three months ended April 30, 2021 and the 25 tenants converted to cash-basis accounting for the six months ended April 30, 2021 (combined representing $0.04 per Class A Common share for the three month period and $0.08 per Class A Common share for the six month period). There were no such write-offs in the corresponding periods of fiscal 2020.  These figures represent a financial reporting charge to earnings and FFO, but the company intends to collect all unpaid rents from its tenants to the extent feasible.

•	We have $38.4 million of cash and cash equivalents currently on our balance sheet.
•	We have $89 million available on our unsecured revolving credit facility.
•	We have no material mortgage debt maturing until January 31, 2022.
•
We have one ongoing construction project with approximately $300,000 remaining to complete the project.  Otherwise, only minimal construction is underway, although other projects are under consideration or in the early planning stages.

SECOND QUARTER 2021

•	$4.6 million net income attributable to common stockholders ($0.12 income per diluted Class A Common share).
•	$11.7 million of FFO ($0.31 per diluted Class A Common share).
•	FFO was reduced by $2.4 million ($0.06 per Class A share) as a result of the above-noted increases in the COVID-19 related tenant accounts receivable reserves and write-offs in the quarter.
•	90.1% of our consolidated portfolio Gross Leasable Area (“GLA”) was leased at April 30, 2021.
•	13.5% average decrease in base rental rates on new leases over the last two quarters
•	2.2% average decrease in base rental rates on lease renewals over the last two quarters.
•	On April 16, 2021, we paid a $0.14 per share quarterly cash dividend on our Class A Common Stock and a $0.125 per share quarterly cash dividend on our Common Stock.
•	On June 4, 2021, our Board of Directors increased the dividend level (see below).
 (1) A reconciliation of GAAP net income to FFO is provided at the end of this press release.
Dividend Declarations
•
On June 4, 2021, the company’s Board of Directors declared a quarterly dividend of $0.207 per Common share and $0.23 per Class A Common share that will be paid on July 16, 2021 to holders of record on July 2, 2021. The Board determined that the increased level is appropriate, after taking into account the improved liquidity position of the Company, the significant progress made in vaccinating the U.S. public, the resulting decline in COVID-19 cases, and the early signs of business improvement as operating restrictions are relaxed and individuals begin returning to pre-pandemic activities. Also, as a REIT, the company is required to distribute at least 90% of the company’s taxable income to its stockholders.  Based on the company’s estimates, this level of Common Stock dividend, when combined with the company’s preferred stock dividends, based on the company’s estimates, will satisfy that requirement (excluding any gains on sales of property).  The Board will continue to monitor the on-going COVID-19 situation going forward and its continued effect on the company, and the Board will make future dividend decisions based on this and other information available to them.

•
In addition, in June 2021, the Board declared the regular contractual quarterly dividend with respect to each of the company’s Series H and Series K cumulative redeemable preferred stock that will be paid on July 30, 2021 to shareholders of record on July 16, 2021.

“Like everyone else in our nation, we are excited to see rising vaccination rates, a population on the verge of reaching a relatively safe level of immunity, swelling, pent-up consumer demand, and an overriding sense of optimism that we in the U.S. are largely through the pandemic.  Our thoughts and prayers continue to go out to all of those impacted by the pandemic, along with great appreciation and respect for those who have led the fight against the virus on the front lines.  The past 12 months have been very difficult and have validated our policy of maintaining a strong balance sheet and liquidity as underpinnings of our company’s success.  Well-located, grocery-anchored community and neighborhood shopping centers have held up relatively well compared to most property types.” said Willing L. Biddle, President and Chief Executive Officer. Mr. Biddle continued…. “Certain categories of tenants such as health and fitness, day care, dry-cleaning, buffet restaurants, sit-down restaurants without outdoor seating and certain hair and nail salons have been slower to emerge from the crisis, partly as a result of government restrictions on their businesses and partly as a result of the public’s fears.  Thankfully, due to our long-term strategy, 84% of our properties, measured by square footage, are anchored by grocery stores, wholesale clubs or pharmacies, and these businesses have remained open throughout the pandemic. Today, all of our shopping centers are open, functioning and generally bustling with customers.  Like nearly all our retail REIT peers, however, our earnings have been negatively impacted as a result of pandemic-induced reductions in tenant collections.   Rent collections were relatively solid in the first two quarters of fiscal 2021, averaging 93.2% for the first quarter and 92.4% for the second quarter versus 92.7% in the fourth quarter of fiscal 2020, and we anticipate that our collections are likely to improve each month.  While our monthly collection rate is important, what is most important is that our tenants have businesses that are rebounding and will once again produce profitable enterprises operating in locations in our properties that are so important to their success.  Our anchor grocery stores, drug stores, and wholesale clubs continue to experience strong sales, and we are very encouraged to see increased leasing activity across our portfolio.  We renewed 373,000 square feet of space and signed 51,000 square feet of new leases in the first half of fiscal 2021, which increased the percentage of our portfolio leased to over 90%.  A couple of specifically noteworthy items are that the previously-announced new Lidl supermarket at our Pompton Lakes, NJ property is under construction with a projected fall 2021 opening and that a development we completed in Stratford, CT, which includes a 130,000 square foot self-storage facility, is leasing up quickly.  Over 25% of the self-storage space has been leased in just the first three months of operations.  In addition, this quarter we completed the refinancing of our revolving credit facility, increasing the capacity to $125 million from $100 million and extending the maturity three years, with a one-year extension option.  We are also in contract to sell our last non-core shopping center located in Newington, NH for a sale price of $13.4 million, which will result in a substantial gain. This sale is consistent with our long-standing strategy of focusing on high quality, grocery-anchored neighborhood and community shopping centers in the metropolitan tri-state area outside of the City of New York. As a result of the increasing stability of our tenants, and the positive economic news within our region, our Board of Directors approved an increased dividend payable in July, which restores our dividend to a level that we consider appropriate given the company’s earnings and the overall economic trajectory of our region and of the nation as a whole.  In summary, we are very much looking forward to the remaining months of the year, when we expect to see an increase in business for our tenants and to realize the rewards of working hard to fill our remaining vacant space.  While we are unsure when market equilibrium will be achieved and rents strengthen, we do see increasing demand for space.”

Net income applicable to Class A Common and Common stockholders for the second quarter of fiscal 2021 was $4,621,000 or $0.12 per diluted Class A Common share and $0.11 per diluted Common share, compared to $2,799,000 or $0.07 per diluted Class A Common share and $0.07 per diluted Common share in last year’s second quarter.  Net income attributable to Class A Common and Common stockholders for the first six months of fiscal 2021 was $9,100,000 or $0.24 per diluted Class A Common share and $0.21 per diluted Common share, compared to $7,870,000 or $0.21 per diluted Class A Common share and $0.18 per diluted Common share in the first six months of fiscal 2020.

FFO for the second quarter of fiscal 2021 was $11,728,000 or $0.31 per diluted Class A Common share and $0.27 per diluted Common share, compared with $10,287,000 or $0.27 per diluted Class A Common share and $0.24 per diluted Common share in last year’s second quarter.  For the first six months of fiscal 2021, FFO amounted to $24,103,000 or $0.63 per diluted Class A Common share and $0.56 per diluted Common share, compared to $23,184,000 or $0.61 per diluted Class A Common share and $0.54 per diluted Common share in the corresponding period of fiscal 2020.

Both net income applicable to Class A Common and Common stockholders and FFO for the six and three months ended April 30, 2021 were reduced by a reversal of lease income, including straight-line rent lease income, in the amounts of $3.3 million and $1.6 million, respectively, related to 89 tenants in the portfolio who were converted to cash-basis accounting as required by GAAP accounting rules as their future lease payments were not probable of collection as these tenants were specifically negatively affected by the COVID-19 pandemic.  These amounts represented a reduction of $0.08 per Class A share in the six month period and $0.04 per Class A share in the three month period ended April 30, 2021.  There were no such adjustments in last year’s first or second quarters. In addition, both net income applicable to Class A Common and Common stockholders and FFO for the six and three months ended April 30, 2020 were reduced by $1.4 million (or $0.04 per share) relating to the acceleration of amortization of the grant value of restricted stock upon the death of our former Chairman Emeritus, Charles J. Urstadt, in March of 2020.

At April 30, 2021, the company’s consolidated properties were 90.1% leased (versus 90.4% at the end of fiscal 2020) and 88.2% occupied (versus 88.5% at the end of fiscal 2020).  The company currently has 445,100 square feet of vacancy in its consolidated portfolio, 66,800 square feet of which is in the lease negotiation stage.  In addition, the company is negotiating letters of intent with potential tenants on another 133,000 square feet of vacant space. Also, as previously discussed, at April 30, 2021, the leased percentage treats as leased, and the April 30, 2021 occupancy percentage treats as unoccupied, 65,700 square feet of retail space (1.5% of our consolidated square footage) formerly ground leased by Toys “R” Us and Babies “R” Us for $0 at the company’s Danbury Square shopping center in Danbury, CT.  The owner of this ground lease, which acquired the lease out of the Toys “R” Us bankruptcy process, has opened and is operating an Ocean State Job Lot in 45,000 square feet of the 65,700 square feet.
Both the percentage of property leased and the percentage of property occupied referenced in the preceding paragraph exclude the company’s unconsolidated joint ventures.  At April 30, 2021, the company had equity interests in six unconsolidated joint ventures (719,000 square feet), which were 94.2% leased (versus 91.1% at October 31, 2020).

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust which owns or has equity interests in 80 properties containing approximately 5.2 million square feet of space.  Listed on the New York Stock Exchange since 1970, it provides investors with a means of participating in ownership of income-producing properties. It has paid 205 consecutive quarters of uninterrupted dividends to its shareholders since its inception.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.

 (Table Follows)

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Six Months and Three Months Ended April 30, 2021 and 2020 results (Unaudited)
 (in thousands, except per share data)

	Six Months Ended		Three Months Ended
	April 30,		April 30,
	2021	2020	2021	2020

Revenues
Lease income	$64,278	$63,148	$31,795	$30,203
Lease termination income	705	348	-	139
Other income	2,220	2,132	1,131	938
Total Revenues	67,203	65,628	32,926	31,280

Operating Expenses
Property operating	12,449	10,730	6,135	4,801
Property taxes	11,776	11,718	5,915	5,908
Depreciation and amortization	14,710	14,283	7,192	7,148
General and administrative	4,737	6,384	2,093	3,607
Directors' fees and expenses	198	193	89	88
Total Operating Expenses	43,870	43,308	21,424	21,552

Operating Income	23,333	22,320	11,502	9,728

Non-Operating Income (Expense):
Interest expense	(6,733)	(6,648)	(3,341)	(3,309)
Equity in net income from unconsolidated joint ventures	660	976	310	463
Unrealized holding gains arising during the period	-	109	-	109
Gain (loss) on sale of properties	406	(328)	434	11
Interest, dividends and other investment income	96	332	53	238

Net Income	17,762	16,761	8,958	7,240

Noncontrolling interests:
Net income attributable to noncontrolling interests	(1,837)	(2,066)	(925)	(1,028)
Net income attributable to Urstadt Biddle Properties Inc.	15,925	14,695	8,033	6,212
Preferred stock dividends	(6,825)	(6,825)	(3,412)	(3,413)

Net Income Applicable to Common and Class A Common Stockholders	$9,100	$7,870	$4,621	$2,799

Diluted Earnings Per Share:
Per Common Share:	$0.21	$0.18	$0.11	$0.07
Per Class A Common Share:	$0.24	$0.21	$0.12	$0.07

Weighted Average Number of Shares Outstanding (Diluted):
Common and Common Equivalent	9,498	9,534	9,603	9,447
Class A Common and Class A Common Equivalent	29,667	29,643	29,764	29,631

Results of Operations

The following information summarizes our results of operations for the six months and three months ended April 30, 2021 and 2020 (amounts in thousands):

	Six months ended
	April 30,				Change Attributable to
Revenues	2021	2020	Increase (Decrease)	% Change	Property Acquisitions/Sales	Properties Held In Both Periods (Note 1)
Base rents	$48,757	$50,883	$(2,126)	-4.2%	$112	$(2,238)
Recoveries from tenants	18,792	14,110	4,682	33.2%	33	4,649
Uncollectible amounts in lease income	(1,379)	(1,845)	466	-25.3%	-	466
ASC Topic 842 cash basis lease income reversal	(1,892)	-	(1,892)	100.0%	-	(1,892)
Lease termination	705	348	357	102.6%	-	357
Other income	2,220	2,132	88	4.1%	(16)	104

Operating Expenses
Property operating	12,449	10,730	1,719	16.0%	25	1,694
Property taxes	11,776	11,718	58	0.5%	22	36
Depreciation and amortization	14,710	14,283	427	3.0%	182	245
General and administrative	4,737	6,384	(1,647)	-25.8%	n/a	n/a

Non-Operating Income/Expense
Interest expense	6,733	6,648	85	1.3%	-	85
Interest, dividends, and other investment income	96	332	(236)	-71.1%	n/a	n/a

	Three Months Ended
	April 30,				Change Attributable to
Revenues	2021	2020	Increase (Decrease)	% Change	Property Acquisitions/Sales	Properties Held In Both Periods (Note 1)
Base rents	$24,598	$25,591	$(993)	-3.9%	$46	$(1,039)
Recoveries from tenants	8,814	6,115	2,699	44.1%	33	2,666
Uncollectible amounts in lease income	(724)	(1,503)	779	-51.8%	-	779
ASC Topic 842 cash basis lease income reversal	(893)	-	(893)	100.0%	-	(893)
Lease termination	-	139	(139)	-100%	-	(139)
Other income	1,131	938	193	20.6%	8	185

Operating Expenses
Property operating	6,135	4,801	1,334	27.8%	32	1,302
Property taxes	5,915	5,908	7	0.1%	23	(16)
Depreciation and amortization	7,192	7,148	44	0.6%	106	(62)
General and administrative	2,093	3,607	(1,514)	-42.0%	n/a	n/a

Non-Operating Income/Expense
Interest expense	3,341	3,309	32	1.0%	-	32
Interest, dividends, and other investment income	53	238	(185)	-77.7%	n/a	n/a

Note 1 –Properties held in both periods includes only properties owned for the entire periods of 2021 and 2020 and for interest expense the amount also includes parent company interest expense.  All other properties are included in the property acquisition/sales column.  There are no properties excluded from the analysis.

Base rents decreased by 4.2% to $48.8 million for the six month period ended April 30, 2021 as compared with $50.9 million in the comparable period of 2020.  Base rents decreased by 3.9% to $24.6 million for the three months ended April 30, 2021 as compared with $25.6 million in the comparable period of 2020. The change in base rent and the changes in other income statement line items analyzed in the table above were attributable to:
Property Acquisitions and Properties Sold:
In the first six months of fiscal 2020, we sold two properties totaling 18,100 square feet.  In the second quarter of fiscal 2021 we sold one property totaling 2,500 square feet. These properties accounted for all of the revenue and expense changes attributable to property acquisitions and sales in the six months ended April 30, 2021 when compared with fiscal 2020.
Properties Held in Both Periods:
Revenues
Base Rent
The net decrease in base rents for the six month and three month periods ended April 30, 2021, when compared to the corresponding prior periods, was predominantly caused by a reduction of $1.3 million and $814,000 in the six months and three months ended April 30, 2021, respectively, for a reversal of straight-line rents for tenants whose revenue recognition was switched to cash-basis accounting in accordance with ASC Topic 842. There was no such reversal in the six months or three months ended April 30, 2020.  In addition, the reduction of base rents was caused by a decrease in occupancy rates in the six months and three months ended April 30, 2021 when compared with the corresponding prior periods, predominantly related to the vacancies at 8 properties.
In the first six months of fiscal 2021, we leased or renewed approximately 424,000 square feet (or approximately 9.4% of total GLA).  At April 30, 2021, the Company’s consolidated properties were 90.1% leased (90.4% leased at October 31, 2020).
Tenant Recoveries
In the six month and three month periods ended April 30, 2021, recoveries from tenants (which represent reimbursements from tenants for operating expenses and property taxes) increased by a net $4.6 million and $2.7 million, respectively when compared with the corresponding prior period.
The increase in tenant recoveries was the result of having higher common area maintenance expenses in the six months and three months of fiscal 2021 when compared with the corresponding prior periods related to snow removal and parking lot repairs.  In addition, we completed the 2020 annual reconciliations for both common area maintenance and real estate taxes in the first half of fiscal 2021 and those reconciliations resulted in us billing our tenants more than we had anticipated and accrued for in the prior period, which increased tenant reimbursement income in the first half of fiscal 2021.
Uncollectable Amounts in Lease Income
In the six month and three month periods ended April 30, 2021, uncollectable amounts in lease income decreased by $466,000 and $779,000, respectively.  In the second quarter of fiscal 2020, we significantly increased our uncollectable amounts in lease income based on our assessment of the collectability of existing non-credit small shop tenants' receivables given the on-set of the COVID-19 pandemic in March 2020.  A number of non-credit small shop tenants' businesses were deemed non-essential by the states where they operate and were forced to close for a portion of the second and third quarters of fiscal 2020.  This placed stress on our small shop tenants and made it difficult for many of them to pay their rents when due.  Our assessment was that any billed but unpaid rents would likely be uncollectable. During the first six months ended April 30, 2021, many of our tenants saw early signs of business improvement as regulatory restrictions were relaxed and individuals began returning to pre-pandemic activities following significant progress made in vaccinating the U.S. public and the resulting decline in COVID-19 cases. As a result, the uncollectable amounts in lease income has been declining.
ASC Topic 842 Cash Basis Lease Income Reversals
The Company adopted ASC Topic 842 "Leases" at the beginning of fiscal 2020.  ASC Topic 842 requires amongst other things, that if the collectability of a specific tenant’s future lease payments as contracted are not probable of collection, revenue recognition for that tenant must be converted to cash-basis accounting and be limited to the lesser of the amount billed or collected from that tenant, and in addition, any straight-line rental receivables would need to be reversed in the period that the collectability assessment changed to not probable.  As a result of continuing to analyze our entire tenant base, we have determined that as a result of the COVID-19 pandemic, 89 tenants' future lease payments are no longer probable of collection (10.3% of our approximate 863 tenants), including 9 tenants who were converted to cash-basis accounting in this second quarter of fiscal 2021.  As a result of this assessment in the six month and three month periods ended April 30, 2021, we reversed $1.3 million and $814,000, respectively, of lease income, consisting of billed but uncollected lease income for all 89 tenants, and prior billed but uncollected accounts receivable related to the 9 tenants converted to cash-basis accounting in the second quarter of fiscal 2021.  This reduction is a direct reduction of lease income in the consolidated statement of income for the six months and three months ended April 30, 2021.  We did not have any reversal of lease income for tenants converted to cash basis accounting in the six months and three months ended April 30, 2020.
Expenses
Property Operating
In the six month and three month periods ended April 30, 2021, property operating expenses increased by $1.7 million and $1.3 million, respectively, as a result of having higher common area maintenance expenses in the six months and three months of fiscal 2021 when compared with the corresponding prior periods related to snow removal and parking lot repairs.
Property Taxes
In the six month and three month periods ended April 30, 2021, property tax expense was relatively unchanged when compared with the corresponding prior period.
Interest
In the six month and three month periods ended April 30, 2021, interest expense was relatively unchanged when compared with the corresponding prior period.
Depreciation and Amortization
In the six month period ended April 30, 2021, depreciation and amortization increased by $245,000 when compared with the prior period, primarily as a result of a write-off of tenant improvements related to a tenant that vacated six locations in our portfolio in fiscal 2021 and increased depreciation for tenant improvements for two large grocery store re-tenanting projects at our Eastchester, NY and Wayne, NJ properties after the first quarter of fiscal 2020.  Depreciation and amortization was relatively unchanged for the three months ended April 30, 2021 when compared with the corresponding prior period.
General and Administrative Expenses
In the six month and three month periods ended April 30, 2021, general and administrative expenses decreased by $1.6 million and $1.5 million, respectively, when compared with the corresponding prior period, predominantly related to a decrease in compensation and benefits expense. The decrease was the result of accelerated vesting of restricted stock grant value upon the death of our former Chairman Emeritus in the second quarter of fiscal 2020.

Non-GAAP Financial Measure
Funds from Operations (“FFO”)

We consider FFO to be an additional measure of our operating performance.  We report FFO in addition to net income applicable to common stockholders and net cash provided by operating activities.  Management has adopted the definition suggested by The National Association of Real Estate Investment Trusts (“NAREIT”) and defines FFO to mean net income (computed in accordance with GAAP) excluding gains or losses from sales of property, plus real estate-related depreciation and amortization and after adjustments for unconsolidated joint ventures.

Management considers FFO a meaningful, additional measure of operating performance because it primarily excludes the assumption that the value of the company’s real estate assets diminishes predictably over time and industry analysts have accepted it as a performance measure.  FFO is presented to assist investors in analyzing the performance of the company.  It is helpful as it excludes various items included in net income that are not indicative of our operating performance, such as gains (or losses) from sales of property and depreciation and amortization.  However, FFO:

•
does not represent cash flows from operating activities in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events in the determination of net income); and

•	should not be considered an alternative to net income as an indication of our performance.

FFO as defined by us may not be comparable to similarly titled items reported by other real estate investment trusts due to possible differences in the application of the NAREIT definition used by such REITs.  The table below provides a reconciliation of net income applicable to Common and Class A Common stockholders in accordance with GAAP to FFO for the six month and three  month periods ended April 30, 2021 and 2020 (amounts in thousands):

(Table Follows)

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Six Months and Three Months Ended April 30, 2021 and 2020
 (in thousands, except per share data)

Reconciliation of Net Income Available to Common and Class A Common Stockholders To Funds From Operations:	Six Months Ended April 30,		Three Months Ended April 30,
	2021	2020	2021	2020

Net Income Applicable to Common and Class A Common Stockholders	$9,100	$7,870	$4,621	$2,799

Real property depreciation	11,461	11,336	5,759	5,665
Amortization of tenant improvements and allowances	2,352	2,075	1,037	1,039
Amortization of deferred leasing costs	846	828	370	421
Depreciation and amortization on unconsolidated joint ventures	750	747	375	374
(Gain)/loss on sale of property	(406)	328	(434)	(11)

Funds from Operations Applicable to Common and Class A Common Stockholders	$24,103	$23,184	$11,728	$10,287

Funds from Operations (Diluted) Per Share:
Common	$0.56	$0.54	$0.27	$0.24
Class A Common	$0.63	$0.61	$0.31	$0.27

Weighted Average Number of Shares Outstanding (Diluted):
Common and Common Equivalent	9,498	9,534	9,603	9,447
Class A Common and Class A Common Equivalent	29,667	29,643	29,764	29,631

FFO amounted to $24.1 million in the six months ended April 30, 2021 compared to $23.2 million in the comparable period of fiscal 2020.  The net increase in FFO is attributable, among other things to:

Increases:
•
An increase in variable lease income (cost recovery income) related to an under-accrual adjustment in recoveries from tenants for real estate taxes and common area maintenance in the first six months of fiscal 2021, which resulted in a positive variance in the first half of fiscal 2021 when compared to the same period of fiscal 2020.

•
A $357,000 increase in lease termination income in the first six months of fiscal 2021 when compared with the corresponding prior period as a result of one tenant who occupied multiple spaces in our portfolio ceasing operations and buying out the remaining terms of their leases.

•
A net decrease in general and administrative expenses of $1.6 million, predominantly related to a decrease in compensation and benefits expense in the six months ended April 30, 2021 when compared to the corresponding prior period.  The decrease was the result of accelerated vesting of restricted stock grant value upon the death of our former Chairman Emeritus in the second quarter of fiscal 2020.

•
A decrease in uncollectable amounts in lease income of $466,000.  In the second quarter of fiscal 2020, we significantly increased our uncollectable amounts in lease income based on our assessment of the collectability of existing non-credit small shop tenants' receivables given the on-set of the COVID-19 pandemic in March 2020.  A number of non-credit small shop tenants' businesses were deemed non-essential by the states where they operate and were forced to close for a portion of the second and third quarters of fiscal 2020.  This placed stress on our small shop tenants and made it difficult for many of them to pay their rents when due.  Our assessment was that any billed but unpaid rents for such tenants would likely be uncollectable. During the first six months ended April 30, 2021, many of our tenants saw early signs of business improvement as regulatory restrictions were relaxed and individuals began returning to pre-pandemic activities following significant progress made in vaccinating the U.S. public and the resulting decline in COVID-19 cases. As a result, the uncollectable amounts in lease income has been declining.

•
A decrease of $229,000 in net income to noncontrolling interests.  This decrease was caused by our redemption of noncontrolling units in the second half of fiscal 2020 and first half of fiscal 2021.  In addition, distributions decreased to noncontrolling unit owners whose distributions per unit were based on the dividend rate of our Class A Common stock, which was significantly reduced in the six months ended April 30, 2021 when compared to the corresponding prior period.

Decreases:
•
A decrease in lease income related to additional vacancies in the portfolio in the first six months of 2021, predominantly at 8 properties. In addition, the vacancy rate increased at our six unconsolidated joint venture properties in the six months ended April 30, 2021 when compared to the first six months of fiscal 2020.  This reduced the amount of equity in earnings we record for those joint ventures.

•
An increase in the write-off of lease income in the first six months of 2021 for tenants in our portfolio whose future lease payments were deemed to be not probable of collection, requiring us under GAAP to convert revenue recognition for those tenants to cash-basis accounting.  This caused a write-off of lease income in the six months ended April 30, 2021 of $1.9 million, which consisted of the reversal of billed but uncollected lease income for all 89 tenants converted to cash-basis accounting and the write-off of accounts receivable related to the 9 tenants converted to cash-basis accounting in the second quarter of fiscal 2021.  There were no such reversals in the six month periods ended April 30, 2020.  In addition, we reversed accrued straight-line rents receivable for tenants converted to cash basis in the six months ended April 30, 2021 of $1.3 million. There were no such reversals of lease income in the six months ended April 30, 2020.

FFO amounted to $11.7 million in the three months ended April 30, 2021 compared to $10.3 million in the comparable period of fiscal 2020.  The net increase in FFO is attributable, among other things to:

Increases:
•
An increase in variable lease income (cost recovery income) related to an under-accrual adjustment in recoveries from tenants for common area maintenance in the second quarter of fiscal 2021, which resulted in a positive variance in the second quarter of fiscal 2021 when compared to the same period of fiscal 2020.

•
A net decrease in general and administrative expenses of $1.5 million, predominantly related to a decrease in compensation and benefits expense in the second quarter of fiscal 2021 when compared to the corresponding prior period.  The decrease was the result of accelerated vesting of restricted stock grant value upon the death of our former Chairman Emeritus in the second quarter of fiscal 2020.

•
A decrease in uncollectable amounts in lease income of $779,000.  In the second quarter of fiscal 2020, we significantly increased our uncollectable amounts in lease income based on our assessment of the collectability of existing non-credit small shop tenants' receivables given the on-set of the COVID-19 pandemic in March 2020.  A number of non-credit small shop tenants' businesses were deemed non-essential by the states where they operate and were forced to close for a portion of the second and third quarters of fiscal 2020.  This placed stress on our small shop tenants and made it difficult for many of them to pay their rents when due.  Our assessment was that any billed but unpaid rents for such tenants would likely be uncollectable. During the first six months ended April 30, 2021, many of our tenants saw early signs of business improvement as regulatory restrictions were relaxed and individuals began returning to pre-pandemic activities following significant progress made in vaccinating the U.S. public and the resulting decline in COVID-19 cases. As a result, the uncollectable amounts in lease income has been declining.

•
A decrease of $103,000 in net income to noncontrolling interests.  This decrease was caused by our redemption of noncontrolling units in the second half of fiscal 2020 and first half of fiscal 2021.  In addition, distributions decreased to noncontrolling unit owners whose distributions per unit were based on the dividend rate of our Class A Common stock, which was significantly reduced in the second quarter of fiscal 2021 when compared to the corresponding prior period.

Decreases:
•
A decrease in lease income related to additional vacancies in the portfolio in the three months ended April 30, 2021 when compared to the corresponding prior period, predominantly at 8 properties. In addition, the vacancy rate increased at our six unconsolidated joint venture properties in the three months ended April 30, 2021 when compared to the corresponding prior period.  This reduced the amount of equity in earnings we record for those joint ventures.

•
An increase in the write-off of lease income in the three months ended April 30, 2021 when compared to the corresponding prior period.  This increase was related to tenants in our portfolio whose future lease payments were deemed to be not probable of collection, requiring us under GAAP to convert revenue recognition for those tenants to cash-basis accounting.  This caused a write-off of lease income in the amount of $893,000, which consisted of the reversal of billed but uncollected lease income for all 89 tenants converted to cash-basis accounting and the write-off of accounts receivable related to the 9 tenants converted to cash-basis accounting in the second quarter of fiscal 2021.  There were no such reversals in the three months ended April 30, 2020.  In addition, we reversed accrued straight-line rents receivable for these aforementioned 9 tenants in the three months ended April 30, 2021 of $814,000. There were no such reversals of lease income in the three months ended April 30, 2020.

Non GAAP Financial Measure
Same Property Net Operating Income
We present Same Property Net Operating Income ("Same Property NOI"), which is a non-GAAP financial measure. Same Property NOI excludes from Net Operating Income (“NOI”) properties that have not been owned for the full periods presented. The most directly comparable GAAP financial measure to NOI is operating income.  To  calculate NOI, operating income is adjusted to add back depreciation and amortization, general and administrative expense, interest expense, amortization of above and below-market lease intangibles and to exclude straight-line rent adjustments, interest, dividends and other investment income, equity in net income of unconsolidated joint ventures, and gain/loss on sale of operating properties.

We use Same Property NOI internally as a performance measure and believe Same Property NOI provides useful information to investors regarding our financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level. Our management also uses Same Property NOI to evaluate property level performance and to make decisions about resource allocations. Further, we believe Same Property NOI is useful to investors as a performance measure because, when compared across periods, Same Property NOI reflects the impact on operations from trends in occupancy rates, rental rates and operating costs on an unleveraged basis, providing perspective not immediately apparent from income from continuing operations. Same Property NOI excludes certain components from net income attributable to Urstadt Biddle Properties Inc. in order to provide results that are more closely related to a property’s results of operations. For example, interest expense is not necessarily linked to the operating performance of a real estate asset and is often incurred at the corporate level as opposed to the property level. In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort operating performance at the property level. Same Property NOI presented by us may not be comparable to Same Property NOI reported by other REITs that define Same Property NOI differently.

Table Follows:

Urstadt Biddle Properties Inc.
Same Property Net Operating Income
(In thousands, except for number of properties and percentages)

	Six Months Ended April 30,			Three Months Ended April 30,
	2021	2020	% Change	2021	2020	% Change
Same Property Operating Results:

Number of Properties (Note 3)	75			75

Revenue (Note 2)
Base Rent (Note 3)	$50,619	$49,906	1.4%	$26,066	$24,890	4.7%
Uncollectable amounts in lease income-same property	(1,379)	(1,845)	-25.3%	(725)	(1,502)	-51.7%
ASC Topic 842 cash-basis lease income reversal-same property	(1,892)	-	100.0%	(893)	-	100.0%
Recoveries from tenants	18,755	14,116	32.9%	8,783	6,125	43.4%
Other property income	222	211	5.2%	178	79	125.3%
	66,325	62,388	6.3%	33,409	29,592	12.9%

Expenses
Property operating	7,842	6,437	21.8%	3,939	3,054	29.0%
Property taxes	11,746	11,712	0.3%	5,892	5,910	-0.3%
Other non-recoverable operating expenses	1,032	841	22.7%	668	414	61.4%
	20,620	18,990	8.6%	10,499	9,378	12.0%

Same Property Net Operating Income	$45,705	$43,398	5.3%	$22,910	$20,214	13.3%

Reconciliation of Same Property NOI to Most Directly Comparable GAAP Measure:

Other reconciling items:
Other non same-property net operating income	103	81		73	39
Other Interest income	231	248		123	107
Other Dividend Income	-	182		-	182
Consolidated lease termination income	704	348		-	139
Consolidated amortization of above and below market leases	289	350		179	173
Consolidated straight line rent income	(2,331)	550		(1,763)	488
Equity in net income of unconsolidated joint ventures	660	976		310	463
Taxable REIT subsidiary income/(loss)	254	326		(126)	195
Solar income/(loss)	(247)	(198)		(93)	(86)
Storage income/(loss)	445	474		192	238
Unrealized holding gains arising during the periods	-	109		-	109
Interest expense	(6,733)	(6,648)		(3,341)	(3,309)
General and administrative expenses	(4,737)	(6,384)		(2,093)	(3,607)
Uncollectable amounts in lease income	(1,379)	(1,845)		(725)	(1,502)
Uncollectable amounts in lease income-same property	1,379	1,845		725	1,502
ASC Topic 842 cash-basis lease income reversal	(1,892)	-		(893)	-
ASC Topic 842 cash-basis lease income reversal-same property	1,892	-		893	-
Directors fees and expenses	(198)	(193)		(89)	(88)
Depreciation and amortization	(14,710)	(14,283)		(7,192)	(7,148)
Adjustment for intercompany expenses and other	(2,079)	(2,247)		(566)	(880)

Total other -net	(28,349)	(26,309)		(14,386)	(12,985)
Income from continuing operations	17,356	17,089	1.6%	8,524	7,229	17.9%
Gain (loss) on sale of real estate	406	(328)		434	11
Net income	17,762	16,761	6.0%	8,958	7,240	23.7%
Net income attributable to noncontrolling interests	(1,837)	(2,066)		(925)	(1,028)
Net income attributable to Urstadt Biddle Properties Inc.	$15,925	$14,695	8.4%	8,033	6,212	29.3%

Same Property Operating Expense Ratio (Note 1)	95.7%	77.8%	18.0%	89.3%	68.3%	21.0%

Note 1 - Represents the percentage of property operating expense and real estate tax expense recovered from tenants under operating leases.
Note 2 - Excludes straight-line rent, above/below market lease rent, lease termination income.
Note 3 - Base rents for the three and six month periods ended April 30, 2021 are reduced by approximately $26,000 and $425,700, respectively, in rents that were deferred and approximately $202,000 and $1.2 million, in rents that were abated because of COVID-19. Base rents for the three and six month periods ended April 30, 2021, are increased by approximately $690,000 and $1.7 million, respectively, in COVID-19 deferred rents that were billed and collected in the fiscal 2021 periods.
Note 4 - Includes only properties owned for the entire period of both periods presented

Urstadt Biddle Properties Inc.
Balance Sheet Highlights
(in thousands)

	April 30,	October 31,
	2021	2020
	(Unaudited)
Assets
Cash and Cash Equivalents	$38,446	$40,795

Marketable Securities	$-	$-

Real Estate investments before accumulated depreciation	$1,150,941	$1,149,182

Investments in and advances to unconsolidated joint ventures	$29,247	$28,679

Total Assets	$1,001,733	$1,010,179

Liabilities
Revolving credit line	$35,000	$35,000

Mortgage notes payable and other loans	$295,773	$299,434

Total Liabilities	$367,625	$377,037

Redeemable Noncontrolling Interests	$66,081	$62,071

Preferred Stock	$225,000	$225,000

Total Stockholders’ Equity	$568,027	$571,071